NEWS RELEASE

For Immediate Release

Contact
Mitch Fastenau
515.281.1069
mfastenau@fhlbdm.com

Joseph Amato Named Executive Vice President/Chief Financial Officer

(Des Moines, Iowa) - Joseph Amato will join the Federal Home Loan Bank of Des Moines (FHLB Des Moines) as Executive Vice President/Chief Financial Officer on May 2, 2016. Amato brings extensive financial industry experience to the role, which has direct responsibility for the FHLB Des Moines Treasury, Accounting and Portfolio Strategy functions.

During his 15-year career at Freddie Mac, Amato held a number of management positions within different functional areas, including Finance, Equity Finance, Capital Management and Financial Planning & Analysis. Most recently, he held the position of Chief Financial Officer/Senior Vice President - Investments & Financial Planning. Prior to joining Freddie Mac, Amato served as Chief Executive Officer & Co-founder of NextFinance, an e-commerce company. Prior to that, he spent over 10 years with Fannie Mae, including holding management roles in Financial Transactions and Portfolio Strategy.

Amato has an undergraduate degree in business administration from the University of Maryland and received his MBA from The George Washington University, District of Columbia.

Steven T. Schuler, the current Executive Vice President/Chief Financial Officer & Chief Operations Officer will assume the role of Executive Vice President/Chief Operations Officer.

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The Federal Home Loan Bank of Des Moines is a member-owned cooperative that provides funding solutions and liquidity to more than 1,400 financial institutions to support mortgage lending, economic development and affordable housing in their communities. Serving 13 states and three U.S. Pacific territories, FHLB Des Moines is one of 11 regional Banks that make up the Federal Home Loan Bank System. Members include community and commercial banks, credit unions, insurance companies, thrifts and community development financial institutions. The Des Moines Bank is wholly owned by its members and receives no taxpayer funding. For additional information about FHLB Des Moines, please visit www.fhlbdm.com.